Exhibit 99.1
FOR RELEASE 6:30 A.M., THURSDAY, July 22, 2010

Investors:	Valerie Haertel	Media:	Lowell Weiner
	(201) 269-5781		(201) 269-6986
	valerie_haertel@medco.com		lowell_weiner@medco.com
Medco Delivers Second-Quarter 2010 GAAP Diluted EPS
Growth of 20.3 Percent to a Record $0.77;
Diluted EPS, Excluding Amortization of Intangible Assets,
Increased 20.3 Percent to a Record $0.83
Narrows Guidance Range for 2010 GAAP Diluted EPS; Narrows and Raises
Guidance Range for Diluted EPS Excluding Amortization of Intangible Assets
Second-Quarter 2010 Highlights:
•	GAAP diluted earnings per share (EPS) increased 20.3 percent to a record $0.77 from $0.64 in second-quarter 2009
•	Diluted EPS, excluding $0.06 in amortization of intangible assets from the 2003 spin-off, increased 20.3 percent to a record $0.83 from $0.69 in second-quarter 2009
•	Total net revenues increased 9.9 percent to a record $16.4 billion
•	Specialty pharmacy revenues increased 18.1 percent to a record $2.8 billion
•	Mail-order prescriptions increased 6.2 percent to a record 27.5 million
•	Generic dispensing rate increased 3.3 percentage points to a record 70.6 percent
Improves 2010 EPS Guidance Range:
•	Narrows full-year 2010 GAAP diluted EPS range to $3.10 to $3.15, representing 19 to 21 percent growth over 2009. The previous guidance range was $3.05 to $3.15 per share.
•	Narrows and raises full-year 2010 diluted EPS range, excluding amortization of intangible assets from the 2003 spin-off, to $3.34 to $3.39, representing 18 to 20 percent growth over 2009. The previous guidance range was $3.28 to $3.38 per share.
•	Amortization of intangible assets from the spin-off increased to $0.24 per share from $0.23 per share as a result of revised expectations for a lower 2010 diluted weighted average share count. As a result, GAAP diluted EPS did not increase in tandem with diluted EPS excluding amortization of intangible assets.
FRANKLIN LAKES, N.J., July 22, 2010 — Medco Health Solutions, Inc. (NYSE: MHS) today reported second-quarter 2010 GAAP diluted EPS of $0.77, up 20.3 percent compared to $0.64 for the second quarter of 2009. Adjusting for the amortization of intangible assets that existed when Medco became a publicly traded company in 2003, second-quarter 2010 diluted earnings per share increased 20.3 percent to $0.83, from $0.69 in the second quarter of 2009. Second-quarter 2010 results reflect an EPS benefit of approximately $0.03 associated with Medco’s receipt of a settlement award in a class action antitrust lawsuit brought by direct purchasers of a brand-name medication. This earnings benefit was included in Medco’s original EPS guidance but was expected later in 2010. Excluding the $0.03 benefit, Medco’s EPS for the second quarter remains a record.

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Medco is improving its 2010 EPS guidance range, expecting GAAP diluted EPS growth of 19 to 21 percent over 2009 and, excluding amortization of intangible assets, diluted EPS growth of 18 to 20 percent.
“Our second-quarter performance continues to demonstrate the power of our unique clinically-driven model that is delivering meaningful results for our clients and members. Medco’s sales and client retention results remain strong, and we are retaining and winning business at profitable levels consistent with our disciplined sales approach. Our 2010 sales results continue to grow. Our annualized new-named sales for 2010 have increased to $5.1 billion, up from the previously reported $4.4 billion, and net-new sales are now over $5 billion, up from the previously reported $4.3 billion. Our 2010 client retention rate remains over 99 percent. As a result of our continued strong top-line and bottom-line performance, we are improving our full-year 2010 diluted EPS guidance range,” said Medco Chairman and Chief Executive Officer David B. Snow Jr.
“While still early in the 2011 selling season, our annualized new named sales and net-new sales for 2011 are now approximately $1 billion, up from the over $500 million previously reported, and our 2011 client retention rate remains well over 99 percent,” Snow said.
“We continue to build a portfolio for long-term growth, as evidenced by our recently announced plans to create Medco Celesio B.V., a 50-50 joint venture with Celesio AG to deliver technology-enabled advanced clinical solutions in a phased approach to as many as 29 countries across Europe. We also announced the first advanced clinical solutions client in Germany. We are pleased to have a partner with 175 years of history in Europe as well as a team of capable professionals on the ground to build this business. Our joint venture is designed to create customized solutions to meet the unique challenges of each country we serve while operating within their regulatory framework,” Snow added.
Second-Quarter Financial and Operational Results
Medco reported record second-quarter net revenues of $16.4 billion, an increase of 9.9 percent from second-quarter 2009 — primarily as a result of contributions from significant new client wins and higher prices charged by brand-name pharmaceutical manufacturers, partially offset by higher volumes of lower-priced generic drugs. Medco’s generic dispensing rate increased 3.3 percentage points from second-quarter 2009 to a record 70.6 percent. The mail-order generic dispensing rate increased 3.5 percentage points to a record 61.2 percent and the retail generic dispensing rate increased 3.3 percentage points to a record 72.3 percent. Higher volumes of lower-priced generic drugs reduced net revenues for second-quarter 2010 by a record amount of approximately $870 million, delivering significant savings to clients and members.
Total prescription volume, adjusting for the difference in days supply between mail-order and retail, was 238.4 million, a 6.0 percent increase over the second quarter of 2009. Mail-order prescription volume was a record 27.5 million, a 6.2 percent increase from second-quarter 2009. Importantly, while brand-name mail-order prescription volumes decreased 2.7 percent from 11.0 million in the second quarter of 2009 to 10.7 million prescriptions in the second quarter of 2010, mail-order generic prescription volumes increased 12.8 percent to a record 16.8 million.
Significant new business wins also drove higher retail volumes, reaching 156.7 million, a 6.2 percent increase over second-quarter 2009, decreasing slightly the adjusted mail-order penetration rate to 34.3 percent in second-quarter 2010 from 34.4 percent in the second quarter of 2009, reflecting the proportional growth in volume at retail and mail.

Medco Second-Quarter 2010 Earnings Page 3
Total gross margin for second-quarter 2010 increased 4.5 percent over second-quarter 2009, to a record $1.06 billion. The total gross margin percentage decreased 30 basis points to 6.5 percent from 6.8 percent in the second quarter of 2009, reflecting the effect of client renewal pricing, higher retail volumes, and a decline in the Accredo gross margin percentage due to product, channel and new client mix, partially offset by the core PBM’s incremental second quarter contribution from new generics and the settlement award. The second-quarter 2010 total gross margin percentage increased 40 basis points compared to the 6.1 percent achieved in first-quarter 2010.
Total selling, general and administrative expenses of $376.4 million increased 1.5 percent, or $5.7 million, from second-quarter 2009.
Earnings Before Interest Income/Expense, Taxes, Depreciation and Amortization (EBITDA) for the quarter reached a record $730.2 million, an increase of 5.9 percent, or $40.8 million, over the same period last year. EBITDA per adjusted prescription for second-quarter 2010 decreased slightly to $3.06 compared to $3.07 in the second quarter of 2009, and increased sequentially by 6.6 percent over the first-quarter 2010 results of $2.87. (Please refer to Table 6 for a reconciliation of EBITDA to reported net income.)
Total interest and other (income) expense, net, of $32.5 million in second-quarter 2010 decreased 21.1 percent, or $8.7 million, compared to the same period in 2009, reflecting lower interest rates on debt and lower debt levels.
Income before the provision for income taxes for the second quarter of $582.1 million increased 10.2 percent compared to $528.0 million in the second quarter of 2009.
The second-quarter 2010 effective tax rate of 38.7 percent compared to 40.9 percent in the second quarter of 2009, reflecting lower state income tax rates.
Net income increased 14.4 percent over the same quarter last year to a record $356.9 million.
Medco year-to-date cash flows from operations of $990.8 million decreased from 2009 mainly as a result of significant inventory reductions and strong retail claim volume growth in 2009. The company now expects cash flow from operations of over $2.4 billion for full-year 2010, up from the previous guidance of approximately $2.3 billion. The company closed second-quarter 2010 with nearly $1.2 billion of cash on its balance sheet.
“Even after this strong quarter, we continue to expect earnings per share improvement in each of the next two quarters this year, driven by gross margin expansion in the second half of 2010. We now expect to deliver full-year 2010 return on invested capital of approximately 35 percent, up from the previous guidance of well over 30 percent,” said Richard J. Rubino, chief financial officer.
Specialty Pharmacy Group
Revenues for Accredo Health Group grew 18.1 percent to a record $2.8 billion in the second quarter of 2010, reflecting the contribution from significant new client wins and growth across the specialty business.
Accredo’s gross margin percentage decreased to 7.0 percent in the second quarter of 2010 compared to 7.4 percent for the same period in 2009, primarily resulting from product, channel and new-client mix. Operating income grew 24.2 percent to a record $109.9 million from $88.5 million in the second quarter of 2009, driven primarily by the revenue growth.

Medco Second-Quarter 2010 Earnings Page 4
Share Repurchase Programs
During the second quarter of 2010, Medco completed the remaining $331.6 million in authorized share repurchases under the prior $3 billion program. Also, under the new $3 billion share repurchase program approved in May 2010, Medco repurchased a total of 12.0 million shares for $696.5 million with an average per-share cost of $58.14. In total, Medco repurchased 17.6 million shares for $1.03 billion during the second quarter of 2010 with an average per-share cost of $58.45.
For July 2010 to date, Medco repurchased 8.7 million shares for a total cost of $489 million at an average per-share cost of $56.13.
Improves 2010 Guidance Range
Medco is narrowing full-year 2010 GAAP diluted EPS range to $3.10 to $3.15, representing growth of 19 to 21 percent over 2009. The previous GAAP diluted EPS guidance range was $3.05 to $3.15. Medco is narrowing and raising full-year 2010 diluted EPS range, excluding the amortization of intangible assets from the 2003 spin-off, to $3.34 to $3.39, representing growth of 18 to 20 percent over 2009. The previous diluted EPS guidance range was $3.28 to $3.38. The effect on EPS from the amortization of intangible assets associated with the 2003 spin-off increased to $0.24 from $0.23 cents in the revised full-year 2010 guidance as a result of the expectations for a lower 2010 diluted weighted average share count.
Use of Non-GAAP Measures
Medco calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from its reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, Medco believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for Medco’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data, as measured under U.S. Generally Accepted Accounting Principles (GAAP). The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.
EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of EBITDA performance on a per-unit basis, providing insight into the cash-generating ability of each prescription. EBITDA, and as a result, EBITDA per adjusted prescription, are affected by the changes in prescription volumes between retail and mail order, the relative representation of brand-name, generic and specialty pharmacy drugs, as well as the level of efficiency in the business. Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.
Medco uses diluted earnings per share excluding intangible asset amortization expense that existed when Medco became a publicly-traded company in 2003 as a supplemental measure of operating performance. The excluded amortization is associated with intangible assets that had been previously pushed down to the consolidated balance sheets of Medco. The company believes that diluted earnings per share, excluding the amortization of these intangibles, is a useful measure because by adjusting for this significant non-cash item it enhances comparability of the company’s financial results with its peers. The intangible asset amortization resulting from Medco’s acquisitions subsequent to 2003 are not part of the excluded amortization in this calculation.

Medco Second-Quarter 2010 Earnings Page 5
Conference Call
Management will hold a conference call to review Medco’s financial results and operating outlook on July 22, 2010 at 8:30 a.m. ET.
To access the live conference call via telephone:
Dial in: (800) 949-5383 from inside the U.S., or (706) 679-3440 from outside the U.S.
To access the live webcast:
Visit the Investor Relations section at www.medcohealth.com/investor.
For a replay of the call:

A replay of the call will be available after the event on July 22, 2010 through August 6, 2010. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use passcode 83415933.
About Medco
Medco Health Solutions, Inc. (NYSE: MHS) is pioneering the world’s most advanced pharmacy® and its clinical research and innovations are part of Medco making medicine smarter™ for approximately 65 million members.
With more than 20,000 employees dedicated to improving patient health and reducing costs for a wide range of public and private sector clients, and 2009 revenue of nearly $60 billion, Medco ranks 35th on the Fortune 500 list and is named among the world’s most innovative, most admired and most trustworthy companies.
For more information, go to http://www.medcohealth.com.
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Medco’s actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those set forth below.
•	Competition in the PBM, specialty pharmacy and the broader healthcare industry is intense and could impair our ability to attract and retain clients;

Medco Second-Quarter 2010 Earnings Page 6
•	Failure to retain key clients and their members, either as a result of economic conditions, increased competition or other factors, could result in significantly decreased revenues, harm to our reputation and decreased profitability;
•	Government efforts to reduce healthcare costs and alter healthcare financing practices could lead to a decreased demand for our services or to reduced profitability;
•	Failure in continued execution of our retiree strategy, including the potential loss of Medicare Part D-eligible members, could adversely impact our business and financial results;
•	If we fail to comply with complex and evolving laws and regulations domestically and internationally, we could suffer penalties, be required to pay substantial damages and/or make significant changes to our operations;
•	If we do not continue to earn and retain purchase discounts, rebates and service fees from manufacturers at current levels, our gross margins may decline;
•	From time to time we engage in transactions to acquire other companies or businesses and if we are unable to effectively integrate acquired businesses into ours, our operating results may be adversely affected. Even if we are successful, the integration of these businesses has required, and will likely continue to require, significant resources and management attention;
•	New legislative or regulatory initiatives that restrict or prohibit the PBM industry’s ability to use patient identifiable information could limit our ability to use information critical to the operation of our business;
•	Our Specialty Pharmacy business is highly dependent on our relationships with a limited number of suppliers and the loss of any of these relationships, or limitations on our ability to provide services to these suppliers, could significantly impact our ability to sustain and/or improve our financial performance;
•	Our ability to grow our Specialty Pharmacy business could be limited if we do not expand our existing base of drugs or if we lose patients;
•	Our Specialty Pharmacy business, certain revenues from diabetes testing supplies and our Medicare Part D offerings expose us to increased credit risk. Additionally, current economic conditions may expose us to increased credit risk;
•	Changes in reimbursement rates, including competitive bidding for durable medical equipment suppliers, could negatively affect our revenues and profits;
•	Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, if the safety risk profiles of drugs increase or if drugs are withdrawn from the market, including as a result of manufacturing issues, or if prescription drugs transition to over-the-counter products;
•	PBMs could be subject to claims under ERISA if they are found to be a fiduciary of a health benefit plan governed by ERISA;
•	Pending litigation could adversely impact our business practices and have a material adverse effect on our business, financial condition, liquidity and operating results;
•	Changes in industry pricing benchmarks could adversely affect our financial performance;
•	We are subject to a corporate integrity agreement and noncompliance may impede our ability to conduct business with the federal government;
•	The terms and covenants relating to our existing indebtedness could adversely impact our financial performance and liquidity;
•	We may be subject to liability claims for damages and other expenses not covered by insurance;
•	The success of our business depends on maintaining a well-secured pharmacy operation and technology infrastructure. Additionally, significant disruptions to our infrastructure or any of our facilities due to failure to execute security measures or failure to execute business continuity plans in the event of an epidemic or pandemic or some other catastrophic event could adversely impact our business;

Medco Second-Quarter 2010 Earnings Page 7
•	We may be required to record a material non-cash charge to income if our recorded intangible assets or goodwill are impaired, or if we shorten intangible asset useful lives; and
•	Anti-takeover provisions of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation and our bylaws could delay or deter a change in control and make it more difficult to remove incumbent officers and directors.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.
Medco Health Solutions, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In millions, except for per share data)
Table 1.

	Quarters Ended		Six Months Ended
	June 26,	June 27,	June 26,	June 27,
	2010	2009	2010	2009
Product net revenues (Includes retail co-payments of $2,279 and $2,114 in the second quarters of 2010 and 2009, and $4,750 and $4,373 in the six months of 2010 and 2009)	$16,163.3	$14,729.6	$32,247.0	$29,345.8
Service revenues	244.2	200.8	471.4	418.5

Total net revenues	16,407.5	14,930.4	32,718.4	29,764.3

Cost of operations:
Cost of product net revenues (Includes retail co- payments of $2,279 and $2,114 in the second quarters of 2010 and 2009, and $4,750 and $4,373 in the six months of 2010 and 2009)	15,284.5	13,856.1	30,538.1	27,688.0
Cost of service revenues	61.3	58.5	125.8	116.3

Total cost of revenues	15,345.8	13,914.6	30,663.9	27,804.3
Selling, general and administrative expenses	376.4	370.7	727.0	711.0
Amortization of intangibles	70.7	75.9	141.2	151.8
Interest expense	38.8	43.4	79.5	88.5
Interest (income) and other (income) expense, net	(6.3)	(2.2)	(7.7)	(5.7)

Total costs and expenses	15,825.4	14,402.4	31,603.9	28,749.9

Income before provision for income taxes	582.1	528.0	1,114.5	1,014.4
Provision for income taxes	225.2	215.9	437.1	411.2

Net income	$356.9	$312.1	$677.4	$603.2

Basic weighted average shares outstanding	453.0	479.6	460.4	485.9
Basic earnings per share	$0.79	$0.65	$1.47	$1.24

Diluted weighted average shares outstanding	462.0	488.0	470.1	494.5
Diluted earnings per share	$0.77	$0.64	$1.44	$1.22

Medco Second-Quarter 2010 Earnings Page 8
Medco Health Solutions, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In millions)
Table 2.

	June 26,	December 26,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$1,183.7	$2,528.2
Short-term investments	54.0	20.1
Manufacturer accounts receivable, net	1,796.4	1,765.5
Client accounts receivable, net	2,083.6	2,063.3
Income taxes receivable	23.7	198.3
Inventories, net	1,162.1	1,285.3
Prepaid expenses and other current assets	77.0	67.1
Deferred tax assets	232.6	230.8

Total current assets	6,613.1	8,158.6
Property and equipment, net	923.3	912.5
Goodwill	6,345.4	6,333.0
Intangible assets, net	2,296.3	2,428.8
Other noncurrent assets	61.9	82.6

Total assets	$16,240.0	$17,915.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$3,158.3	$3,506.4
Client rebates and guarantees payable	2,454.9	2,106.9
Accrued expenses and other current liabilities	553.0	718.6
Short-term debt	19.1	15.8

Total current liabilities	6,185.3	6,347.7
Long-term debt, net	4,004.8	4,000.1
Deferred tax liabilities	897.1	958.8
Other noncurrent liabilities	227.5	221.7

Total liabilities	11,314.7	11,528.3

Total stockholders’ equity	4,925.3	6,387.2

Total liabilities and stockholders’ equity	$16,240.0	$17,915.5

	June 26,	December 26,
	2010	2009
Balance Sheet Debt
Other short-term debt	$19.1	$15.8
Senior unsecured revolving credit facility	1,000.0	1,000.0
Senior unsecured term loan	1,000.0	1,000.0
7.25% senior notes due 2013, net of unamortized discount	498.4	498.2
6.125% senior notes due 2013, net of unamortized discount	299.0	298.8
7.125% senior notes due 2018, net of unamortized discount	1,189.6	1,189.1
Fair value of interest rate swap agreements	17.8	14.0

Total debt	$4,023.9	$4,015.9

Medco Second-Quarter 2010 Earnings Page 9
Medco Health Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)
Table 3.

	Six Months Ended
	June 26,	June 27,
	2010	2009
Cash flows from operating activities:
Net income	$677.4	$603.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	89.2	87.4
Amortization of intangibles	141.2	151.8
Deferred income taxes	(91.0)	(132.9)
Stock-based compensation on employee stock plans	77.8	71.2
Tax benefit on employee stock plans	63.4	43.8
Excess tax benefits from stock-based compensation arrangements	(34.1)	(20.4)
Other	49.1	83.1
Net changes in assets and liabilities (net of acquisition effects for 2010):
Manufacturer accounts receivable, net	(30.9)	(20.9)
Client accounts receivable, net	(80.3)	(334.3)
Income taxes receivable	174.6	17.5
Inventories, net	121.8	359.3
Prepaid expenses and other current assets	(9.9)	257.1
Other noncurrent assets	(11.2)	7.0
Claims and other accounts payable	(345.3)	644.1
Client rebates and guarantees payable	348.0	510.4
Accrued expenses and other current and noncurrent liabilities	(149.0)	(61.9)

Net cash provided by operating activities	990.8	2,265.5

Cash flows from investing activities:
Capital expenditures	(100.4)	(98.1)
Purchases of securities and other assets	(23.2)	(105.2)
Acquisitions of businesses, net of cash acquired	(33.8)	—
Proceeds from sale of securities and other investments	18.5	44.1

Net cash used by investing activities	(138.9)	(159.2)

Cash flows from financing activities:
Proceeds from revolving credit facility	200.0	—
Repayments on revolving credit facility	(200.0)	—
Proceeds from short-term debt	3.3	9.1
Purchases of treasury stock	(2,257.9)	(1,007.1)
Excess tax benefits from stock-based compensation arrangements	34.1	20.4
Net proceeds from employee stock plans	24.1	18.4

Net cash used by financing activities	(2,196.4)	(959.2)

Net (decrease) increase in cash and cash equivalents	(1,344.5)	1,147.1
Cash and cash equivalents at beginning of period	2,528.2	938.4

Cash and cash equivalents at end of period	$1,183.7	$2,085.5

Medco Second-Quarter 2010 Earnings Page 10
Medco Health Solutions, Inc.
Consolidated Income Statement Results
(Unaudited)
(In millions)
Table 4.

					Six Months			Six Months
	Quarter Ended			Quarter Ended	Ended			Ended
	June 26,			June 27,	June 26,			June 27,
	2010	Variance		2009	2010	Variance		2009
Consolidated income statement results
Retail product revenues (1)	$10,015.2	$880.5	9.6%	$9,134.7	$20,050.8	$1,791.6	9.8%	$18,259.2
Mail-order product revenues	6,148.1	553.2	9.9%	5,594.9	12,196.2	1,109.6	10.0%	11,086.6

Total product net revenues (1)	16,163.3	1,433.7	9.7%	14,729.6	32,247.0	2,901.2	9.9%	29,345.8

Client and other service revenues	202.9	37.8	22.9%	165.1	391.7	50.8	14.9%	340.9
Manufacturer service revenues	41.3	5.6	15.7%	35.7	79.7	2.1	2.7%	77.6

Total service revenues	244.2	43.4	21.6%	200.8	471.4	52.9	12.6%	418.5

Total net revenues (1)	16,407.5	1,477.1	9.9%	14,930.4	32,718.4	2,954.1	9.9%	29,764.3

Cost of product net revenues (1)	15,284.5	1,428.4	10.3%	13,856.1	30,538.1	2,850.1	10.3%	27,688.0
Cost of service revenues	61.3	2.8	4.8%	58.5	125.8	9.5	8.2%	116.3

Total cost of revenues (1)	15,345.8	1,431.2	10.3%	13,914.6	30,663.9	2,859.6	10.3%	27,804.3
Selling, general and administrative expenses	376.4	5.7	1.5%	370.7	727.0	16.0	2.3%	711.0
Amortization of intangibles	70.7	(5.2)	-6.9%	75.9	141.2	(10.6)	-7.0%	151.8
Interest expense	38.8	(4.6)	-10.6%	43.4	79.5	(9.0)	-10.2%	88.5
Interest (income) and other (income) expense, net	(6.3)	(4.1)	N/M *	(2.2)	(7.7)	(2.0)	35.1%	(5.7)

Income before provision for income taxes	582.1	54.1	10.2%	528.0	1,114.5	100.1	9.9%	1,014.4
Provision for income taxes	225.2	9.3	4.3%	215.9	437.1	25.9	6.3%	411.2

Net Income	$356.9	$44.8	14.4%	$312.1	$677.4	$74.2	12.3%	$603.2

Diluted earnings per share
Weighted average shares outstanding	462.0	(26.0)	-5.3%	488.0	470.1	(24.4)	-4.9%	494.5
Earnings per share	$0.77	$0.13	20.3%	$0.64	$1.44	$0.22	18.0%	$1.22

Earnings per share, excluding intangible amortization (2)	$0.83	$0.14	20.3%	$0.69	$1.56	$0.23	17.3%	$1.33

Gross margin (3)
Product	$878.8	$5.3	0.6%	$873.5	$1,708.9	$51.1	3.1%	$1,657.8
Product gross margin percentage	5.4%	-0.5%		5.9%	5.3%	-0.3%		5.6%
Service	$182.9	$40.6	28.5%	$142.3	$345.6	$43.4	14.4%	$302.2
Service gross margin percentage	74.9%	4.0%		70.9%	73.3%	1.1%		72.2%
Total	$1,061.7	$45.9	4.5%	$1,015.8	$2,054.5	$94.5	4.8%	$1,960.0
Total gross margin percentage	6.5%	-0.3%		6.8%	6.3%	-0.3%		6.6%

(1)	Includes retail co-payments of $2,279 million and $2,114 million for the second quarters of 2010 and 2009, and $4,750 million and $4,373 million for the six months of 2010 and 2009.

(2)	Please refer to Table 8 for reconciliation of the earnings per share excluding intangible amortization.

(3)	Represents total net revenues minus total cost of revenues.

*	Not Meaningful

Medco Second-Quarter 2010 Earnings Page 11
Medco Health Solutions, Inc.
Consolidated Selected Information
(Unaudited)
(In millions)
Table 5.

					Six Months			Six Months
	Quarter Ended			Quarter Ended	Ended			Ended
	June 26,			June 27,	June 26,			June 27,
	2010	Variance		2009	2010	Variance		2009
Volume Information
Retail prescriptions	156.7	9.1	6.2%	147.6	314.8	17.9	6.0%	296.9
Mail-order prescriptions	27.5	1.6	6.2%	25.9	54.7	3.0	5.8%	51.7

Total prescriptions	184.2	10.7	6.2%	173.5	369.5	20.9	6.0%	348.6

Adjusted prescriptions (1)	238.4	13.5	6.0%	224.9	477.6	26.5	5.9%	451.1
Adjusted mail-order penetration (2)	34.3%	-0.1%		34.4%	34.1%	-0.1%		34.2%

Other volume (3)	2.1	0.4	23.5%	1.7	4.2	0.7	20.0%	3.5

Generic Dispensing Rate Information
Retail generic dispensing rate	72.3%	3.3%		69.0%	71.8%	3.1%		68.7%
Mail-order generic dispensing rate	61.2%	3.5%		57.7%	60.3%	2.9%		57.4%
Overall generic dispensing rate	70.6%	3.3%		67.3%	70.1%	3.0%		67.1%

Manufacturer Rebate Information
Rebates earned	$1,429	$98	7.4%	$1,331	$2,881	$244	9.3%	$2,637
Percent of rebates retained	11.9%	-1.7%		13.6%	12.0%	-1.2%		13.2%

Depreciation Information
Cost of revenues depreciation	$12.2	$1.2	10.9%	$11.0	$24.6	$1.6	7.0%	$23.0
SG&A expenses depreciation	32.7	(0.6)	-1.8%	33.3	64.6	0.2	0.3%	64.4

Total depreciation	$44.9	$0.6	1.4%	$44.3	$89.2	$1.8	2.1%	$87.4

(1)	Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.

(2)	Represents the percentage of adjusted mail-order prescriptions to total adjusted prescriptions.

(3)	Represents over-the-counter drugs, as well as diabetes supplies primarily dispensed by PolyMedica.
Medco Health Solutions, Inc.
Consolidated EBITDA
(Unaudited)
(In millions, except for EBITDA per adjusted prescription data)
Table 6.

	Quarters Ended		Six Months Ended
	June 26,	June 27,	June 26,	June 27,
	2010	2009	2010	2009
EBITDA Reconciliation:
Net income	$356.9	$312.1	$677.4	$603.2
Add:
Interest expense	38.8	43.4	79.5	88.5
Interest (income) and other (income) expense, net	(6.3)	(2.2)	(7.7)	(5.7)
Provision for income taxes	225.2	215.9	437.1	411.2
Depreciation expense	44.9	44.3	89.2	87.4
Amortization expense	70.7	75.9	141.2	151.8

EBITDA	$730.2	$689.4	$1,416.7	$1,336.4

Adjusted prescriptions (1)	238.4	224.9	477.6	451.1

EBITDA per adjusted prescription	$3.06	$3.07	$2.97	$2.96

(1)	Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.

Medco Second-Quarter 2010 Earnings Page 12
Medco Health Solutions, Inc.
Accredo Health Group (Specialty Pharmacy) Segment Results
(Unaudited)
(In millions)
Table 7.

					Six Months			Six Months
	Quarter Ended			Quarter Ended	Ended			Ended
	June 26,			June 27,	June 26,			June 27,
	2010	Variance		2009	2010	Variance		2009
Specialty Pharmacy:
Product net revenues	$2,788.5	$426.8	18.1%	$2,361.7	$5,441.8	$816.2	17.6%	$4,625.6
Service revenues	26.4	3.9	17.3%	22.5	49.4	4.5	10.0%	44.9

Total net revenues	2,814.9	430.7	18.1%	2,384.2	5,491.2	820.7	17.6%	4,670.5
Total cost of revenues	2,616.9	408.7	18.5%	2,208.2	5,104.1	787.1	18.2%	4,317.0
Selling, general and administrative expenses	77.4	1.3	1.7%	76.1	149.2	(1.7)	-1.1%	150.9
Amortization of intangibles	10.7	(0.7)	-6.1%	11.4	21.4	(1.4)	-6.1%	22.8

Operating Income	$109.9	$21.4	24.2%	$88.5	$216.5	$36.7	20.4%	$179.8

Gross Margin (1)	$198.0	$22.0	12.5%	$176.0	$387.1	$33.6	9.5%	$353.5
Gross margin percentage	7.0%	-0.4%		7.4%	7.0%	-0.6%		7.6%

(1)	Represents total net revenues minus total cost of revenues.
Medco Health Solutions, Inc.
Earnings Per Share Reconciliation
(Unaudited)
Table 8.

	Quarters Ended		Six Months Ended
	June 26,	June 27,	June 26,	June 27,
	2010	2009	2010	2009
Earnings Per Share Reconciliation:
GAAP diluted earnings per share	$0.77	$0.64	$1.44	$1.22

Adjustment for the amortization of intangible assets (1)	0.06	0.05	0.12	0.11

Diluted earnings per share, excluding intangible amortization	$0.83	$0.69	$1.56	$1.33

(1)	This adjustment represents the per share effect of the intangible amortization from the 2003 spin-off, when Medco became a publicly traded company.

Medco Second-Quarter 2010 Earnings Page 13
Medco Health Solutions, Inc.
Earnings Per Share Reconciliation: Second-Quarter 2010
(Unaudited)
Table 9.

Quarter Ended
June 26,
2010
Earnings Per Share Reconciliation:
GAAP diluted earnings per share	$0.77

Adjustment for second-quarter 2010 benefit (1)	(0.03)

Diluted earnings per share, excluding second-quarter benefit	$0.74

Adjustment for the amortization of intangible assets (2)	0.06

Diluted earnings per share, excluding intangible amortization and second-quarter benefit	$0.80

(1)	This adjustment represents the per share effect of a second-quarter 2010 benefit of approximately $0.03 per share associated with Medco’s receipt of a settlement award in a class action antitrust lawsuit brought by direct purchasers of a brand-name medication.

(2)	This adjustment represents the per share effect of the intangible amortization from the 2003 spin-off, when Medco became a publicly traded company.
Medco Health Solutions, Inc.
Guidance Information
(Unaudited)
Table 10.

	Full Year Ended	Estimated
	December 26, 2009	Full Year Ended December 25, 2010
	Actual	Low End	High End
Earnings Per Share Guidance Reconciliation:
GAAP diluted earnings per share	$2.61	$3.10	$3.15

Adjustment for the amortization of intangible assets (1)	0.22	0.24	0.24

Diluted earnings per share, excluding intangible amortization	$2.83	$3.34	$3.39

Diluted earnings per share growth over prior year		19%	21%
Diluted earnings per share growth over prior year, excluding intangible amortization		18%	20%

(1)	This adjustment represents the per share effect of the intangible amortization from the 2003 spin-off, when Medco became a publicly traded company.